Exhibit 99.1

New Jersey American Water Granted New Rates by
New Jersey Board of Public Utilities
Increase Driven by Over $985 Million in System Investments; Water Service Remains About One Penny Per Gallon

CAMDEN, N.J. (August 17, 2022) – The New Jersey Board of Public Utilities (BPU) today approved a settlement between New Jersey American Water and the N.J. Division of Rate Counsel, BPU Staff, and several intervenors for new water and wastewater rates for New Jersey American Water. The approved rates represent a total annualized revenue increase of approximately $45.5 million.

The company’s rate request was filed on January 14, 2022, and was primarily driven by more than $985 million in infrastructure investment in treatment system and distribution upgrades since its last rate filing.

The new rates will become effective September 1, 2022. With the approved rate increase, the monthly bill for an average water customer using 5,520 gallons will increase approximately $2.93, and the monthly bill for an average wastewater customer will increase approximately $3.74. Even with the new rates, the cost of high-quality, reliable, water and wastewater service continues to be about one penny per gallon and remains among the lowest household utility bills.

“We are proud of the level of investment we are able to make into our systems to continue to provide high-quality, reliable service, even through extreme weather and other challenges including the pandemic, while maximizing efficiencies to balance the impact to customers,” said Mark McDonough, President, New Jersey American Water. “The combination of effective capital planning and sound business management helps keep water and wastewater service both reliable and affordable for the 2.8 million people we proudly serve.”

Customers will receive information about the new rates in their next New Jersey American Water bill. This information will also be available on the company’s website at www.newjerseyamwater.com under Customer Service & Billing, Your Water and Wastewater Rates, or by calling 800-272-1325, Monday through Friday, 7 a.m. to 7 p.m.

New Jersey American Water also wants to remind its customers about the variety of bill paying assistance programs that are available. Customers who are having difficulty paying their water and/or wastewater bills are encouraged to arrange for payment arrangements or budget billing directly through the MyWater customer portal or by calling the company’s Customer Service Center at 800-272-1325. Customers who meet low-income requirements may also apply for assistance through the company’s H2O Help to Others program, which provides water and wastewater service charge discounts of up to 100 percent. Additionally, customers who are behind on their bills may also qualify for the new LIHWAP program, administered by the N.J. Department of Community Affairs. More information about all of these programs can be found at www.newjerseyamwater.com under Customer Service & Billing, Bill Paying Assistance.

About New Jersey American Water New Jersey American Water, a subsidiary of American Water (NYSE: AWK), is the largest investor-owned water utility in the state, providing high-quality and reliable water and/or wastewater services to approximately 2.8 million people. For more information, visit www.newjerseyamwater.com and follow New Jersey American Water on Twitter and Facebook.

About American Water With a history dating back to 1886, American Water is the largest and most geographically diverse U.S. publicly traded water and wastewater utility company. The company employs more than 6,400 dedicated professionals who provide regulated and regulated-like drinking water and wastewater services to more than 14 million people in 24 states. American Water provides safe, clean, affordable and reliable water services to our customers to help keep their lives flowing. For more information, visit amwater.com and diversityataw.com. Follow American Water on Twitter, Facebook and LinkedIn.

AWK-IR

Media Contact:
Denise Venuti Free
Director of Communications & External Affairs
New Jersey American Water
denise.free@amwater.com

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